Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q4 2020

February 22, 2021; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Vice President of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Kahtryn Buda	Goldman Sachs
Koosh Patel	Deutsche Bank
Mark DeVries	Barclays Bank
Moshe Orenbuch	Crédit Suisse
Ronald Epstein	Bank of America Merrill Lynch
Ross Harvey	Davy
Vincent Caintic	Stephens Inc.

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to Air Lease's Q4 2020 Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Mary Liz DePalma, Head of Investor Relations. Thank you. Please go ahead, madam.

Mary Liz DePalma: Thanks, Justin. Hello, everyone, and welcome to Air Lease Corporation's Fourth Quarter and Year-end 2020 Earnings Call. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our fourth quarter and year-end 2020 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Monday, February 22, 2021, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, February 22, 2021. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and reconciliation to corresponding GAAP measures can be found in the earnings release and 10-K we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Thanks, Mary Liz. Good afternoon, everyone, and thank you for joining us.

2020 was an amazingly difficult year for the world, the aviation industry and for millions of people personally dealing with the impacts of the COVID-19 pandemic. The ALC team met the challenges of the past 12 months head on, working tirelessly to move our business forward. While no business in the commercial aviation space is immune to the stress the industry has endured, thanks to our team's ongoing efforts and our fundamental business model, the strength of our platform is more evident today than ever before.

For the first time this year, we exceeded $25 billion in total assets. And for the full year 2020, our revenues once again surpassed $2 billion, in line with the prior year. For the fourth quarter, our revenues of $489 million were down 10.9% year-over-year. Our diluted earnings per share of $4.39 for the full year and $0.94 for the fourth quarter are down 13.8% and 33.8%, respectively. Despite approximately $2.4 billion of aircraft investments this year, which were well below our expectations at the beginning of 2020, both revenues and earnings were impacted by a slowdown in the growth of our fleet and our planned major reduction in aircraft sales activity, in addition to rental revenue not recognized as we had certain lessees on cash basis recognition and impacts from lease restructurings.

Our cash collections remained healthy at 88% in the fourth quarter, up from 86% in the third quarter with an equally strong lease utilization rate of 99.8% in the fourth quarter, slightly higher than what we saw in Q3. To date, we have agreed to accommodations with approximately 61% of our lessees, with deferrals totaling $240 million. Importantly, however, our total deferrals, net of those that have already been repaid stands at $144 million, as of today. That is to say that 40% of all the deferrals we have granted to date, or $96 million, have already been repaid, and the remaining net balance is $144 million, which represents less than 2% of our total available liquidity at the end of the fourth quarter.

Now I know many of you are interested to know what we expect going forward as it relates to incremental lease accommodations. We expect 2021 to remain a challenging year for the airline industry. How deferrals and other requests ultimately trend will be based on what the airlines endure from now to the start of the summer season and further what the summer season holds.

While we are all encouraged by the vaccines, the bottom line is that virus resurgence this winter has curtailed even domestic travel and cross-border travel restrictions remain in place. For this reason, we have received and may see additional requests for not only deferrals, but also lease restructurings, which began to have some impact this quarter and last quarter. The lease restructurings we have entered into include lease extensions as well.

As we await and help our airline customers plan for the broader recovery of air travel, we are encouraged by the trends we are seeing throughout the industry that bode well for our fleet and order book, including: one, a focus on operating the youngest, most reliable and efficient aircraft; two, a shift towards leasing versus buying as many airlines have largely utilized all capital return that's available to them; and three, an accelerated replacement cycle that will likely continue and potentially grow as the longevity of the pandemic continues. As I've been saying, quarter-after-quarter, environmental sustainability initiatives are driving fleet decisions now more than ever. Driven by those needs and trends, our lease placements remained strong at 92% of our order book placed on long-term leases for aircraft delivering through '22, and 73% through '23. As it relates to lease terminations, out of our total fleet of 332 owned aircraft, we only have 21 leases expiring in 2021, and we expect most of those leases will be extended.

In the fourth quarter, we delivered $1.1 billion of aircraft, including ten aircraft from our order book and 14 aircraft acquired via sale-leaseback opportunities. I mentioned last quarter that we are beginning to see additional capital deployment opportunities with respect to sale-leaseback transactions and the purchase of young single-aisle aircraft. Through these transactions, we not only put our capital to use buying young aircraft, but we also placed new aircraft from our order book at each airline. Sale-leaseback transactions of this nature are very beneficial to our business, and our disciplined approach up to this point allowed us to execute when the time was right. It's difficult to quantify today how many sale-leaseback transactions like this or of a different form, may come to fruition for us in the near term. We keep our eye on and do our best to seek out opportunities that may be on the horizon with the goal of finding deals that are accretive to our returns and which lead to larger opportunities with an airline.

As you will see in our commitment table in the 10-K, our purchase contracts indicate taking delivery of 72 aircraft this year, including 21 737 aircraft. In fact, just earlier this month, we took delivery of our first two new 737-8s since the grounding, delivering both aircraft to Sunwing Airlines in Canada. However, our deliveries are still limited by the slow reintroduction of the 737 by Boeing, tariffs on Boeing aircraft delivering into Europe, some remaining delays at Airbus on the A320 family, delivery delays or deferrals due to travel or other governmental restrictions and more recent manufacturing issues, which have caused delays on our 787 aircraft. For these reasons and other industry circumstances, as happened during 2020, we believe our actual delivery schedule will continue to experience material changes to the downside compared to what it's technically contracted. Of course, as we do every quarter in our filings and earnings call, we'll keep you updated on our current delivery expectations, and Greg will comment further on this in his remarks. In addition, especially with the change in Presidential administration in the U.S., we are closely monitoring the trade environment and how the U.S. ongoing dialogue with Europe and China is evolving. Specifically, we are encouraged by high-level comments that would suggest the elimination or suspension of tariffs on the importation of aircraft in both Europe and the United States.

As we enter 2021, we are seeing significantly increased interest from a variety of aircraft buyers, and we do anticipate a resumption of our aircraft sales program this year, which will be targeted more towards the second half of the year. Additionally, we plan on growing our aircraft management business further and are making good progress on that front. As we did in 2020, we continue to look for opportunities in the marketplace, and we'll act upon them accordingly.

We continue to have strong access to the investment-grade capital markets. In 2020, we successfully issued $4.5 billion of senior unsecured notes at a weighted average cost of 2.9%, which is inside of our composite cost of funds. More than $3 billion of those notes were issued after the COVID pandemic began. In mid-January of this year, we again accessed the market, raising $750 million of three-year notes at a coupon of 0.7%, which represents ALC's lowest interest rate to date on any of its senior unsecured notes. While we remain opportunistic as it relates to future issuances, I am pleased to say our liquidity position of $7.7 billion as of the end of 2020 places us on solid footing as we proceed into the remainder of 2021.

ALC is a long-term partner to the airline industry. And I believe that without us and the leasing community, the airline industry would be in far worse shape than it is today. We work with our customers every day to help them maneuver back to a place where they are once again able to transport the people of the world who want to see family and friends, attend business meetings, get away for the weekend or explore a new place. You've all heard executives from the airline, hospitality and financial services sectors speak of pent-up demand, the eagerness of people to once again get out and travel. To us, these fundamental drivers of air traffic remain and are what keep us focused and give us confidence in the long-term outlook for the airline industry. We are all working towards and looking forward to the recovery of an industry, which has become so integral to the connectivity of movement of people and goods worldwide.

And with that, let me turn the call over to Steve Házy for additional commentary. Steve?

Steven F. Udvar-Házy: Thanks very much, John. As many of you know, for years, we, at Air Lease Corporation, were preparing our business to take between $5 billion and $6 billion of new aircraft deliveries per year in 2019, 2020 and beyond. This growth was obviously curtailed by first delays and production issues at the manufacturers and then, of course, by greater impacts of the pandemic. With fewer new aircraft delivering, ALC was left in early 2020 with substantial liquidity and an investment-grade balance sheet, and we did our very best to manage our own business throughout the year, while helping our airlines and working with the OEMs.

The last 12 months have further proven that our strategy and differentiated platform and our business has continued to be agile and resilient. Despite what the world has endured since the pandemic began last spring and the virus resurgence that began in the fall of 2020, more importantly, we are now seeing progress worldwide in the vaccination effort. More than 90 countries around the world have begun administering a COVID-19 vaccine. In the United States, as of earlier this month, we officially have more individuals receiving at least one dose of the vaccine than those that have tested positive for the virus.

I join John and our management team in the hope that increased vaccine distribution and fewer new cases and hospitalizations will ultimately lead to reduced travel restrictions and therefore, greater consumer confidence to once again travel. That said, I do think it is important for us not to forget that when the virus was surging and there was no vaccine, people were still getting on airplanes, following mostly the right procedures to stay safe, including preflight testing and wearing masks.

For instance, in regions where there were limited travel restrictions last summer, we saw a very rapid rise in discretionary travel, where there were more restrictions, we saw much less demand for travel. This shows cases and infection rates are not the only drivers of passenger travel plans and that perhaps equally as important, is the ability of people to freely move across borders, states and continents. I believe that if travel restrictions are progressively removed, if people remain open to new safe ways of travel, and if ultimately, the traveling public believes that the vaccination effort is working, then over a period of time, we will see travel recovery.

Questions I've received most over the last few months have been about business travel, widebody aircraft, and the evolution of the dynamics between lessors and airlines and manufacturers going forward. I would agree with many of my industry colleagues that business travel will most likely come back over time as there is no replacement for interactions between people face to face. Over the past two decades, the rollout of Skype, Zoom, FaceTime, Microsoft Teams and other virtual connectivity features has not hindered the growth of air travel nor have they seemed to replace the in-person interaction enabled by air travel. That said, it is not unreasonable to expect that the return of business travel will likely be in phases based on purpose of the travel and the destination country or region.

As an example, a study done in late 2020 shows that 35% of the market for business travel are individuals in sales roles, securing client roles and supporting existing customers. It would not be surprising to me if this was the first sector to return to business travel. Similarly, the economic composition of business sectors in the country or region will impact the velocity at which business travel returns. For instance, a study in China, prior to COVID-19 and during the early travel rebound indicated that industrial sectors within the country, such as construction and machinery and equipment return to business travel more quickly than others.

If this holds true for a broader recovery, then based on industrial and economic composition, certain countries in Asia Pacific region and throughout Europe will likely return to business travel more quickly than other places like the United States. As a reminder, 95% of our aircraft are operated internationally with our largest two markets being Asia and Europe. As it relates to widebody aircraft, had it not been for the continuous need to transport cargo, the world within the airline industry, particularly for widebodies, would be more troubled than what we have today.

Airlines that had modern widebody aircraft such as A350s, 787s and 777-300ERs, quickly readapted their business model to utilize most or all of the belly capacity of the aircraft for cargo configurations. The airlines boosted yields with international cargo operations and lower passenger load factors, allowing them to sustain operations. The airlines adapted quickly and greatly in this regard and many of our ALC customers, particularly in Asia, did quite well in 2020 in the cargo business segment and were able to increase their relative revenues based on cargo alone.

From our experience and conversations with our airline customers, we know that airlines adapt to reduce demand for long-haul travel by downgauging the size of their aircraft. So instead of flying an Airbus A380, a Boeing 747 and Airbus A340-600, they may now fly 787s, an A330 or even an A321neo LR. If you compare the intercontinental networks from 2019 to what we may see a year from now, one of the largest differences will likely be a decline in the average number of seats per departure in intercontinental operations.

For these reasons, we see a landscape shift where most of the older, largest widebody aircraft may never see passenger service again. Additionally, Boeing and Airbus have both substantially curtailed widebody production rates. In fact, Airbus currently is not producing any new widebody all cargo aircraft. And Boeing has announced that they will discontinue the 747-8 intercontinental freighter. These factors plus the eventual recovery of global international travel will lead to an improved supply and demand equation in the widebody space.

Finally, I believe the crisis will change the dynamics between lessors, airlines and manufacturers with lessors taking on a stronger role. Never before in the world of commercial air transportation have we seen the industry have 2/3 of the fleet grounded during an unprecedented drop in passenger traffic. Most airlines had contingency plans for 20% to 25% reductions due to some external crisis, but no one, no airline had contingency plans for nearly all travel coming to a halt. Had it not been for massive amounts of government support to the airlines, we would be in a different place today.

The increased taking of large quantities of debt by the airlines, and the drop in manufacturers' revenue due to delays and ground dates have certainly changed the dynamic of the industry for the foreseeable future. It will be an interesting process to see how balance sheets for companies on the airline and manufacturer side evolve. Despite most lessors experiencing margin pressure during the pandemic, many still have stronger credit ratings than the airlines that they serve themselves, and we expect many will turn to the aircraft leasing companies to help finance the airline industry.

After years of being asked the question, when will leasing hit 50% of the market? I can tell you, as a fact, that 55% of all aircraft deliveries by Airbus in the year 2020 were leased. So, we are now at a point where we expect that aircraft lessors will finance 50% or more of all new aircraft deliveries going forward in the near future.

Air Lease Corporation is certainly ready to rise to that occasion. We remain optimistic, yet vigilant. And as John said, we stand by the airline industry long-term and we will see them to better days ahead, providing the aircraft they need to get there and to succeed going forward.

And with that, I will turn the call over to Greg to provide more detail on our financial results.

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone.

In the fourth quarter of 2020, ALC generated total revenues of approximately $489 million, including rental revenues of $484 million and $5 million of aircraft sales, trading and other activities. Total revenues in the fourth quarter decreased by approximately 10.9% as compared to the prior year. This decline was primarily due to the following factors:

First, similar to last quarter, we were unable to record approximately $21 million in rental revenues due to collections of lease receivables not being reasonably assured. This was down from $25 million in the third quarter as collections from these lessees were modestly stronger than expected. As you will remember from last quarter, when lease receivables exceed our security package, we deem that collectability can no longer be reasonably assured, and thus, we revert to recognizing only cash payments received from the lessee during the period as rental revenue.

I do want to note that we have been receiving cash payments from all of our cash basis lessees and that a majority of them are in the form of restructuring and have expressed to us that they desire to keep our aircraft. We remain hopeful that as these lessees will emerge from their restructuring, and we will continue to see these numbers improve. Although despite the positive trend of collections from our cash basis lessees, it is very difficult to predict how this will trend going forward until we see a more meaningful improvement in passenger traffic and airline financial health.

Second, we have continued to enter into restructuring agreements with our airline customers. As discussed in the past, the primary form of accommodation that we provide to our lessees is a deferral agreement, whereby the airline is granted a temporary rental reduction, which is typically repaid within 12 months. However, in select circumstances, we have entered into lease restructuring agreements, whereby we typically will reduce our rental rate in exchange for a lease extension. Similar to deferrals, these are not one-way agreements, and we typically attach lease extensions and other forms of remuneration to these agreements as an offset. That said, as a result of lease restructurings, we estimated that our lease revenue for the fourth quarter was negatively impacted by approximately $21 million. Although it should be noted that between cash basis accounting and lease restructurings, their impacts represent less than 5% of total revenues and that our lease utilization rate and lease collection rate remain very strong at 99.8% and 88% for the fourth quarter of 2020, respectively.

Lastly, as previously highlighted, we sold no aircraft in the fourth quarter as compared to the fourth quarter of 2019, where we sold 19 aircraft, generating $33 million in gains, which were primarily related to our Thunderbolt III transaction. Despite a challenging operating environment, we continue to generate healthy peer-leading margins and returns on equity with our key portfolio metrics of lease term remaining and average age remaining relatively constant.

Turning to expenses. Interest expense increased year-over-year, primarily due to the rise in our average debt balances, driven by the growth of our fleet and an increase in our liquidity position, partially offset by a decline in our composite cost of funds. Our composite rate decreased to 3.1% from 3.3% in the fourth quarter of 2019. Depreciation continues to track the growth of our fleet, while SG&A remains very low relative to the past, down 35% and $11 million relative to the same period last year, and representing approximately 4.2% of total revenues. The decrease is a product of our lower operating and transactional-related expenses incurred during the last two quarters.

Coming back to liquidity and deferral agreements. Since our last call, we had granted roughly $39 million in incremental deferrals, well below the accommodations granted during the first half of 2020. On a net basis, including $96 million in repayments, our net deferral balance is $144 million as of today. I want to reiterate that we believe our accommodations remain manageable relative to our liquidity position, which is the highest in our company's history at $7.7 billion at the end of the fourth quarter. As I've shared in the past, our balance sheet was originally designed to support $6 billion in aircraft investments annually, which is well above what we delivered in 2020 and what we anticipate taking delivery of in 2021.

Turning to our aircraft investment expectations for 2021, we have commitments to take delivery of 72 aircraft, though given the continued delays, we currently expect to deliver only 54 aircraft, representing approximately $4.3 billion in aircraft investments, but it could be as low as $3 billion, representing a modest increase from 2020. As of today, we are anticipating approximately $400 million of these deliveries to occur in the first quarter. As John highlighted earlier, we are executing on aircraft investment opportunities outside our order book that are profitable and makes sense for ALC over the long-term. We will continue to seek out more opportunistic transactions like these to support the growth of our fleet as we go forward.

On that note, I want to spend a few minutes to reiterate our thoughts around capital allocation. We continue to have a well-balanced framework for which we analyze our decisions regarding the best use of capital.

Our priority since founding Air Lease, has been to maintain and grow a young fleet comprised of the most modern, in demand, fuel-efficient aircraft, so that we can profitably grow our aircraft leasing business while maintaining strong fleet metrics. This remains priority #1. We fundamentally believe that this is the most sustainable way to create long-term shareholder value, and we are pleased that since inception, we have invested well over $30 billion in aircraft that fit our strategy, and we continue to do so today.

We have maintained our dividend policy and our share buyback authorization of $100 million. Although we have not repurchased any shares as of today, we continue to evaluate the balance of opportunities between placing additional orders with the OEMs, embarking on additional sale-leaseback opportunities and returning excess capital to investors. As always, we looked at the best opportunities to generate long-term returns for shareholders by evaluating all of our capital deployment options.

Lastly, I would like to touch briefly on financing, which has provided us a significant edge over our competition. We are dedicated to maintain an investment-grade balance sheet, utilizing unsecured debt as our primary form of financing and have $23.6 billion in unencumbered assets at year-end. We ended the year with a debt-to-equity ratio of 2.7x on a GAAP basis, primarily due to the elevated liquidity position we've maintained over the past year, with approximately $1.8 billion in total cash. Our debt-to-equity ratio net of cash on our balance sheet was approximately 2.4x.

In 2021, we continued to maintain our strong liquidity position. In January, we issued $750 million in senior unsecured notes that mature in 2024, at a record low coupon of 0.70%. In addition, we increased the size of our revolver by $200 million, bringing our revolving unsecured line of credit at $6.2 billion. We anticipate maintaining elevated levels of liquidity until the broader aviation market recovers.

And with that, I will turn the call back over to Mary Liz for the question-and-answer session.

Mary Liz DePalma: Thank you, Greg. This concludes management's remarks. (Operator Instructions) I would now like to turn the call over to the operator to open up the line for the Q&A.

Q&A

Operator: (Operator Instructions) And our first question is going to come from Moshe Orenbuch from Credit Suisse.

Moshe Orenbuch: Great. And Steve, I wanted to kind of return to one of the comments that you made about the lessors taking on a stronger role. Clearly, they, as you said, are financing more than half of the new deliveries. Are there other ways in which that's going to manifest itself in things that could help Air Lease and its shareholders?

Steven F. Udvar-Házy: Yes. We have had actually a significant number of airlines that have approached us and saying the following: we, the airline, have “X” number of Boeing and Airbus deliveries in '21, '22, '23, '24. Because of all the debt that we, the airline, have taken on, we'd like to defer those deliveries into later years, reduce our CapEx as an airline, reduce our progress payments to the OEMs as an airline, and we would like to have Air Lease fill in positions earlier in '22, '23 and '24, that, we, the airline would have taken directly. Now we'd rather lease those aircraft on an off-balance sheet operating lease from Air Lease and take the direct order planes at the airline ordered later on. So, it's a dramatic shift in the composition and the ratio with the leased and owned aircraft. It also creates a situation where the airline recognizes that our cost of funds are significantly lower than what the airline has to pay. So, in effect, even though we can have a very strong profit margin on these leases going forward, from the airlines' point of view, it is still a dramatic savings over what they would have to pay to finance their direct buy aircraft.

So, we're seeing this seismic shift for the lessors both in terms of sale-leaseback opportunities, which is less in our appetite basket, but more towards filling in these gaps, using our slots, our direct order in the years to come. Particularly, right now, the focus is on 2022 and '23 and through the spring of 2024, we're getting a lot of requests from airlines to kind of shift their orders and backfill with Air Lease leases.

Moshe Orenbuch: Got it. And Greg, you noted in the release that the amount effect of essentially the deferrals was kind of flattish. As you look out into the balance of 2021, obviously, the airlines themselves are kind of looking at the summer travel season. And you mentioned that there are some additional requests. How do you think that tracks as we go through '21?

Gregory B. Willis: I think, just to clarify, the comments that the additional request came through at the end of Q4 and the first part of January to bring us to where we are about on a net basis, roughly $144 million.

It really depends on what it looks like going forward as to how the recovery goes, right? As you see bookings take place, I think you're going to see airlines with more and more confidence, and it also will depend on what happens with border restrictions and the rollout of the vaccines. So, it's almost too soon to say. I like the improvement I think that I saw on the cash basis payers as they were paying more than they were last quarter, and they seem to have good plans to lead them out. But it's really too soon to waive the all-clear sign, because other airlines could fall into that category. And we won't really know until we see more improvement from the airlines themselves.

Operator: And our next question comes from Helane Becker from Cowen.

Helane Becker: So just to clarify one point. Steve, in that answer to Moshe's, when you talked about the airlines deferring their own orders and using your orders to backfill, does that imply that other deferrals that you're giving airlines go beyond 2023?

Steven F. Udvar-Házy: No. I was talking about delivery deferrals, not financial deferrals.

Helane Becker: Okay. That's helpful. Sorry for my confusion...

Steven F. Udvar-Házy: Yes. The airlines that are looking to use our aircraft in '21, '22, '23, will pay market rates as we determine. What I was talking about is they want to defer their own direct purchase orders from Boeing and Airbus and backfill it with leased aircraft that come from our order book.

Helane Becker: Got you. Okay. That makes sense. And then my other question, kind of just an offbeat one. United, last week or the week before, announced this investment in - or an order - with Archer Aviation. And I've heard a lot about eVTOL recently. And I know it's got to be like four, seven years away, but are you talking to any of those manufacturers and thinking about placing orders for those type of aircraft at some point, maybe for delivery in the second half of the decade?

John L. Plueger: Helane, let me answer that, Helane. So look, we are always talking about long-term future goals with the manufacturers. Airbus, in particular, has seem to be focused on electric and hydrogen technology. Boeing, on the other hand, they have recently announced, probably, a greater emphasis on biofuels or the use of more a process and more sustainable fuel that can be used in current generation engines.

It seems quite obvious to us that the use of electric or hybrid technology or hydrogen technology in the mainline aircraft, the bread-and-butter single aisles the A320 and 21neos, the 737-8s, 9s, et cetera, as well as the widebodies is probably quite a distant future. But of course, the alternative fuels are probably much sooner on the horizon. So, your specific question of how we talked about orders, the question would be orders for what? You have to specifically come out with your program and say what you're offering.

So, the answer is no, not orders, but definitely conceptual discussions. And one thing I'd like to point out in all these discussions - that's common to all the power plants or all the means of propulsive technology - and that is, how are these technologies going to be supported in the field with airlines operating globally and presumably, different technologies being used there?

So, I think that's one thing that's not been addressed a lot in the industry is it's one thing to speculate intellectually and academically talk about how these things are possible, but it is a greater leap to determine to what degree they are realistically supportable in the airline fleet operations over the next five to ten years.

Steven F. Udvar-Házy: And Helane, on your question about the smaller planes, I mean, the smaller rotorcraft airplanes for urban mobility, we think the technology will grow in leaps and bounds. So as an aircraft lessor, as an asset investor, it's very hard for us to project what the useful lives of those new assets would be, and will they remain economical once better technologies come along.

So, we're going to watch that very carefully, but also the dollar amounts involved per unit are so small that, literally, we have to buy thousands and thousands of these urban mobility, electric and other hybrids to even make a dent in our financial performance.

Operator: And our next question comes from Ron Epstein from Bank of America.

Ronald Epstein: Can you talk a little bit about the 787s? I noticed in your K that you're talking about some of your 787 delivery slots might be upwards of 12 months-plus late, and that gives you the option to cancel if you so chose. So, what are you guys thinking about where do we stand on 787s? And if you could give us some color there?

John L. Plueger: Yes. Well, first of all, Ron, it's clear that the production issues that have arisen on the 787s seem to have mushroomed. And there's just greater and greater levels of inspection going on due to the nonconformity findings that have transpired. As yet today, it's difficult to see a definitive fix that is agreeable by the aviation authorities and all going forward. I think the goal, of course, is to do a lot of engineering work to determine that the aircraft are on a use-as-is basis. In other words, the tolerances and the shimming issues, et cetera, will propose no threat to safety.

But I don't think that we're there yet. And this has been dragging on longer than any of us have imagined. In fact, I don't think Boeing has delivered a 787 to anyone since the end of October. So we have several aircraft, a number of aircraft are waiting. And yes, some of them are coming up on their 12 months and some have already passed the 12-month point past delivery.

Having said that, that decision as to cancellation is largely driven by our customers. And we give that customer the same right that we have, that if it's greater than 12 months. So suffice it to say, we're working with those impacted customers, and we will take action as we've done with the MAX based upon what those customers want to do.

So look, it's still an unfolding story. I wish I could say that we know definitively there was an end to it and when things would start. I also don't mean to say that things could go on for months, and months, and months. We just don't know, and we're just waiting for more definition from the Boeing company. We certainly hope things will get back on track very quickly.

Ronald Epstein: Got it. Got it. And then maybe shifting to the other end of the spectrum, to the A220s that you guys have. How does the market look for that? What are you hearing for customers on that platform? And given the adjustment post pandemic, would you expect to see more demand for that size aircraft going forward?

Steven F. Udvar-Házy: Yes. No question, Ron. We're seeing A319 operators that are looking at replacing their oldest A319s. We're looking at airlines that have older 737-700s. Some airlines that might convert out of an E-190 or E-195. So, we are seeing a pickup in the last 12 months in interest in the 220. Our first deliveries are not going to be until the latter part of next year, and then it starts out very modestly. But we are seeing a lot of activity across multiple continents.

And we've already signed agreements. And those will be announced in due course when we and the airline feel that it's appropriate timing. And yes, a lot of airlines are looking at operating a 140-seat aircraft instead of 180-seat aircraft in certain market segments. I think Air France is a good example of that, where they will be replacing their A319s and A320s with 60 A220s. We've seen Delta replace some of their oldest -- their MD-88s and MD-90s, and some of the oldest aircraft they acquired from Northwest through their merger with 220s.

So, look, it got off to a slow start because the number of aircraft they can produce in Montreal is limited. It's only like maybe four or five aircraft a month. Now they've got mobile production going, which is feeding the U.S. carriers like Delta and JetBlue. But I think the momentum is definitely picking up. And the vast majority of our deliveries are in 2023 and 2024. So I think we're going to hit the right spot in terms of when we have available slots and what airlines will want.

But it's really a replacement market more than a growth market. In fact, literally, every campaign we have, Ron, is replacing planes that are hitting 20 to 25 years of age.

Operator: And our next question comes from Catherine O'Brien from Goldman Sachs.

Kathryn Buda: This is Katie Buda on for Catherine O'Brien. In terms of placing additional aircraft from your order book, are you holding back on placing aircraft as far out as you usually would, given the current lease rate environment for incremental aircraft? Or are terms in market holding inverse pre-COVID levels? And on a related note, have terms on direct operating leases diverged at all from those on sale-leaseback financing?

John L. Plueger: Well, let me answer the first part, and then I'll try and go to the second part. The answer is we really haven't changed our philosophy at all for replacements of aircraft. Each one stands on its own, and we evaluate our desire to keep some airplanes in the store, if you will, keep some inventory we have available for forward campaigns. Alongside the ability to place more aircraft than we have today.

So, we take each campaign on its own merits. And suffice to say, there really has been no change to how much we so call hold back or not. Certainly, market lease rates and commercial terms are a big determiner of that. But actually, they've always been. There's really been no change to that at all.

And can you just remind me again the second part of your question?

Kathryn Buda: Have terms on direct operating leases diverged at all from those on sale lease financings?

John L. Plueger: Diverge. Well...

Steven F. Udvar-Házy: Are you talking about terms? The length of the leases?

Kathryn Buda: Yes.

John L. Plueger: Well, I would say that, to Steve's comments earlier, we are seeing a movement towards taking aircraft from our order book, in the face of some airlines deferring their own deliveries. And so, when you say that there's a divergence, I think based upon not only supply demand, but among the specific needs of the airlines, I think it's probably safe to say that right now, the operating lease platform still has a commercial premium in terms of placing our order book in terms of the terms that we're getting as compared to the sale-leaseback marketplace.

Although having said that, with the demand having grown so much for sale-leasebacks, the lessors are in a stronger position. So if anything, those lease rates have improved, lease rate factors have improved and no longer are lessors just willing to pay almost any price that an airline puts forward.

So, I would broadly say that we still enjoy a bit of a premium on our operating lease portfolio on our directly-ordered aircraft.

Kathryn Buda: Understood. That's helpful. And then I just had one follow-up. Are you comfortable with the current size of your order book over the next couple of years? And what kind of flexibility do you still have for this year and 2022 to potentially adjust closer in? Or will any future changes more likely be due to OEM delays versus requests for deferrals from Air Lease and its customers?

Steven F. Udvar-Házy: Well, it's a dynamic situation. Our order books are not fixed in concrete. And we pride ourselves - since 2010 when we started the company - in having a flexible order book. And so generally, how we look at it is we plan a certain dollar amount of CapEx in given years. And within that dollar amount, we have a lot of choices as to the composition of the deliveries going forward. As long as we give the OEMs anywhere from 12 to 15 months advance notice, they give us a lot of leeway in what are the quantities and subtypes of aircraft that we order.

So, for example, if we ordered an A350 for delivery in 2022, and we see an airline that would rather have two A321neo LRs, we then have the flexibility to make that adaptation and satisfy our airline customer. And at the same time, adjust our fleet composition to meet the demand.

Operator: And our next question comes from Mark DeVries from Barclays.

Mark DeVries: Yes. Steve, appreciated the specific comments you made around the supply-demand imbalance - or dynamics for widebodies - but I was hoping to get your broader thoughts on kind of where we are in the global aviation industry and finding kind of the new equilibrium, given what you're seeing with like the early retirements and production delays and increasing demand for seats?

Steven F. Udvar-Házy: Yes. If you look at the total landscape in the last, say, 11 months, you see a dramatic decrease in the number of available total seats, passenger seats, that airlines are offering a widebody aircraft. And the primary reason for that is the retirement of grounding of A380s, many of which are not going to come back into service. The literally 100% elimination of all 747 passenger aircraft. And then the retirement of a lot of the four-engine airplanes like the A340-500s, A340-600s.

So, if you look at the whole widebody landscape, the number of seats that have come out of the widebody sector on a global scale is phenomenal, probably more than 35% of total widebody seats. If you aggregate everything from a 767, A330 upwards, has come out. Secondly, there's also a wave of cargo conversions, whether it's A330s, 767s. You see companies like Amazon Prime Air converting a lot of 767s to freighters. That's going on in China. It's going on in Europe. A330s are being converted. And now there is a new program that will begin to gain momentum to convert the oldest 777-300ERs into cargo.

So, we have a combination of retirements of the largest widebody aircraft, and then we also have an active and lively cargo conversion program going on for multiple aircraft types that takes them out of passenger roles and puts them into freighter roles. And all those things are helping to achieve this equilibrium that you referred to.

So, the pace of retirements in the wide-body sector has actually outstripped the single aisle. And we find that very comforting that the marketplace is working efficiently between supply and demand. And I really hope that by the middle of '22, we'll reach the point where things will be back to some level of normalcy in the wide-body market.

Mark DeVries: Okay. That's helpful. And then just one follow-up. Just given the increasing importance of the leasing community that you've kind of highlighted on this call, is this having any impact on kind of your expectations for the returns that you can realize on this business going forward, whether it's because of increased leverage, negotiating prices with the OEMs or just more favorable terms on sale-leasebacks or other leases that you negotiate?

John L. Plueger: I think the broad answer to your question, Mark, is yes, over time. Now currently, we and other lessors and other companies and industries that serve the airline industry, look, we're all impacted by the problems and the great difficulties we've all been talking about.

But taking a larger view going forward. And yes, with lessors taking a larger and larger percentage of the aircraft space. We mentioned in our prepared remarks that in 2020, 55% of all deliveries that Airbus did were to the leasing avenue. So over the long-term, we believe that, that does bid well for continuing our margins to start -- and however they end up over the next one, two or three years as the pandemic unfolds and hopefully, get into recovery. We definitely see an improving trend beyond that for those reasons. Because once the lessors start taking such large market shares going forward, that has a profound impact for many, many years to come.

So I think it bodes well. I'm not forecasting, but I think it does bode well for an improvement overall long term. I don't know if we get back to pre-COVID levels of margins, et cetera, but definitely an improvement over the next year to two.

Steven F. Udvar-Házy: And the other factor to influence that is the cost of capital. If interest rates remain relatively low, obviously, that's a big factor in the future cost to us because depreciation expense and interest expense are the two largest components of our cost structure. So, as long as we have rising demand, a robust appetite from the airlines for our planes, I see a steady recovery in lease rate factors. As long as we don't have any major catastrophic changes in the interest rate environment.

Operator: And our next question comes from Vincent Caintic from Stephens.

Vincent Caintic: First question on the sale-leaseback pipeline. Just wondering if you could maybe talk about that. And then the deal you did recently. Just wondering if you could talk about the appetite for more of that in greater detail. It was interesting that you're able to get the sale -leasebacks at what seems to be pretty attractive economics. And then also getting new aircraft replacements as part of that. I was just wondering if you could talk about maybe more appetite for that in the pipeline?

Steven F. Udvar-Házy: John, you want to take that?

John L. Plueger: Yes. Well, certainly, Vincent, as we demonstrated in 2020 by the examples you just pointed out, yes, we're very much looking for that in 2021. But again, we're doing so on a very disciplined basis, whereby we can bias it much more towards a sale-leaseback transaction that is co-located, if you will, with simultaneous placement of aircraft from our order book.

We do believe those opportunities will continue to present themselves in 2021. So, we're quite open to that, especially as in my remarks, I indicated that the deliveries that we have under contract, technically speaking, in 2021, probably for the reasons that we've already talked about, may not all materialize, whether it's the 787 manufacturing delays or protracted time to get our 737-8s or 9s European tariffs, et cetera.

So, knowing that the likelihood will be that our CapEx will not be proportional to what's contractually there, we're very much looking for these opportunities. But again, I would just emphasize, it's a very disciplined approach. And you haven't seen us rush to the floodgates of sale-leasebacks. You've seen us on a very targeted specific basis, and that will absolutely continue for 2021.

Vincent Caintic: Okay. Great. Next question is -- and it's a broad question, but it sounds like, I think you've always been a voice of calm in the aviation industry, and it sounds just from my read that, maybe you're sounding a bit more positive. The net deferrals are down, and it sounds like there's more opportunities here. And so, I'm kind of wondering if you maybe think that we're past the low of this aviation cycle, even if the recovery is slow. And sort of what are you looking for and watching out for in terms of next year, in terms of just the global aviation cycle?

Steven F. Udvar-Házy: Well, we're talking to more than 100 airlines in any given point in time, we are watching their advanced bookings. We're watching their cancellations. In other words, if a family makes a booking to fly in June to Europe, are they going to cancel that flight or are they going to go on that flight? And it looks like the ratios are starting to look a little better.

But the real key is these government restrictions on quarantines, on testing prior to departure and the different rules and regulations in multiple countries that seem to be changing literally overnight. So, I think once the traveling public and business travelers feel a greater sense of calm, a greater sense of normalcy. In talking to our airline customers all over the world, we do expect a progressive recovery, but it won't be uniform across all continents. So, we're going to have to just watch our political leaders adapt to the post-vaccine environment.

But I think, as you can gather from my comments, we are seeing a light at the end of the tunnel. We still have a ways to go. And I really hope that by the third and fourth quarter, that recovery will be meaningful and measurable. So in the meantime, we keep our seatbelt fastened.

John L. Plueger: Yes. Vincent, I would add, I think most eyes are really focused on the summer season for the Northern Hemisphere airlines. That's a real benchmark. It’s typically a time when a lot of cash is generated. So, we're still holding our breath a bit and all the things Steve was indicating are out there. But I think a lot of this will depend upon how the summer season actually unfolds.

And to the restrictions and such, you've all been reading about things like vaccine passports and instantaneous testing right at the airport, right at the jetway there for negative tests, et cetera. These things are still under development. But in its broadest sense, I think 2021 will really be largely geared to how things go over the summer season.

Operator: And our next question comes from Jamie Baker from JPMorgan.

Jamie Baker: New headset here, so I hope you can hear me.

John L. Plueger: Yes.

Steven F. Udvar-Házy: Yes. We can hear you fine, Jamie.

Jamie Baker: So Steve, at the Dublin event, you noted that Airbus’ share in the single-aisle market, I think, inclusive of the 220, was going to be getting up to 65%, a level that upsets the duopoly for lack of a better term. And of course, middle-of-the-market rumors are percolating again. So what should Boeing do? Or more importantly, let me ask it this way. What did Air Lease want Boeing to do as it relates to resurrecting the middle-of-the-market effort?

Steven F. Udvar-Házy: Well, look, Boeing had some very, very tough decisions to make about where do they invest their R&D, which segment of the market. And I think it comes down to two segments. One is the ultimate replacement of the 737. And then second, the void that exists today between the 737 and the 787. And I think that Boeing and Airbus both recognize that Airbus does have a product in the 200-seat-plus category, particularly now with the A321 LR and the XLR, that fills some of that void.

Now you know better than us that the airline balance sheets across the globe have been seriously damaged. So, airlines that would have signed up for, say, 50 or 60, middle market 797s three years ago - are they in a posture today to do that? I don't have a crystal ball, but I would think that airlines have a much more conservative CapEx outlook until they can repay these government loans or government-guaranteed loans, or they convert some of the debt that they've taken on into equity or some form of other non-debt securities.

So, I think the airline balance sheets today, as you know, are in much different shape than they were in 2018 and '19. So airlines, the ability to make large-scale multibillion-dollar commitments, is different today than it was. And then secondly, how much does Boeing want to invest in the long-term future and then make that decision in '21 or '22?

I'm not sure that we're at that point yet that Boeing, as a company, can make a definitive commitment to invest in the right-sized aircraft. Because as I said, there's two categories: there's the 737 replacement; and then there's the 757, 767 mid-market size. And there's probably a need for both sizes, but is that something that an OEM can embark upon when we are just entering our second most difficult year since World War II?

John L. Plueger: Jamie, let me just add, you specifically asked what does Air Lease want Boeing to do? Let me give you a very specific answer. We want Boeing to continue to get its house right, to get its house in order. These 787 delays are impacting us as well as the rest of the delivery, the manufacturing process. Boeing has gone through a tremendously difficult time. And while they certainly have made a lot of progress, the blunt truth is we need them to fix the remainder of their house first before we have any interest in talking about new aircraft.

Jamie Baker: Understood. I appreciate that, John. And a follow-up. Looking at the Alaska deal, it seems that Air lease played a pretty significant role in helping them recommit to being an all-Boeing operator. I think most investors think of aircraft leasing, and this is the problem, as just a simple commoditized business. But Alaska feels like it was much more an example of partnership. And Steve touched on that a little bit earlier in his prepared remarks. Mark and I were wondering any war stories you can share about that particular deal? Or any other similar transactions?

Steven F. Udvar-Házy: Well, look, the DNA of Air Lease is fleet planning. The DNA of Air Lease is not just financing planes. So I think it's the intimate understanding of the airlines that we work with that really makes a difference. And in the case of Alaska, as you know well, they acquired Virgin America, which had an all A319, A320 fleet - had A321neos on order. Most of those aircraft were leased. And the ones that were owned outright, Air Lease agreed in some very tough negotiations with Alaska, to acquire on the condition that they would lease them back, number one. And number two, they would lease a higher number of new 737-9s, which have a greater passenger capacity than the A320s they're replacing.

But this is a multiyear process. And I think it was a three-way partnership between Boeing and Air Lease and Alaska to come to a fleet solution that Alaska is comfortable with for the next, say, decade, at least for another ten years.

And even the configurations of these aircraft on the A320s that they inherited from Virgin America, as you know, are completely different than the Alaska standard two-class configuration. So, it was really a strong effort. I don't want to get into war stories, but it was not an easy transaction, and it took more than 12 months to put that together.

And all during that period, we had pandemic, and we had Boeing stop the production of the MAX. None of us had any idea, Jamie, when the MAX will be recertified by the FAA. Alaska already had some orders for the MAX that were delayed and not delivered. So, we were dealing with a complex world of unknowns, but yet through all of that, Alaska had enough confidence in Air Lease that we would persevere and put a deal together, that's a win-win for Air Lease, Alaska and the Boeing company.

And we will redeploy those A320s and perhaps, even bring in some new customers for Airbus. So, there's some interesting elements for that transaction that, ultimately, when the book is written, it's going to be quite a case study of reconfiguring an airline's fleet composition.

Operator: And our next question comes from Koosh Patel from Deutsche Bank.

Koosh Patel: I appreciated all the commentary around the asset disposal and managed platforms. But I wanted to get a sense about how we should think about the sales margin on the asset sales program.

On the one hand, you mentioned there's a good appetite for assets, aircraft assets for investors - which would seem to indicate upward pressure. But on the other hand, there seems to be a record number of assets in storage, and just some of the challenges that the passenger market faces right now with just downward pressure. I just wanted to get some of your thoughts there.

And then, secondly, just wanted to see if you could maybe help us quantify the program a bit. Are thinking something closer to the $150 million you did in 2020 or something a little bit closer to the $1 billion you had at the asset sales front?

John L. Plueger: Sure. I'll start...

Steven F. Udvar-Házy: Greg, do you want to answer that?

John L. Plueger: No. Let me start off the first part. Look, we are seeing a renewed interest. And despite your reference to some aircraft being on the ground, the reason why we are getting a lot more interest: our aircraft are flying. You've seen our aircraft utilization rates are very, very high. So with our young fleet, I would say that - and that fleet flying - creates a more compelling investment scenario, and people want to -- buyers want to take advantage of that.

So, we mentioned this because we do believe that the environment is looking better and ripe, if you will, for us to restart our sales programs. And as I indicated in my prepared remarks, that's probably towards the second half of the year. And that also means that we will -- and if we sell aircraft, they will be at respectable gains. They will be at levels that we think are overall in the best interest of our company and our shareholders, as opposed to holding these aircraft - because they are very profitable for a period of time - we go through that exercise frequently.

So, I think the environment is ripe, whether or not it's the same level or percentage or gain of last year or the prior year. I can't foresee, except that we will apply the same level of discipline in the analysis of when we sell and the gains that we would make.

So as to the volume, it's really, really hard to say. And I hesitate and I pause, to just give you an idea of the volume, except to say that you'll see more of whatever transpires, more likely in the second half of the year. But suffice it to say, it should be much, much higher than what we saw in 2020.

Gregory B. Willis: John, just to add to that, just a touch. I mean, the one thing to think about also is the amount of aircraft we'll be buying from both Boeing and Airbus. If things remain slow, the need to sell is clearly much lower. I mean, I think that's a big variable at play. We don't really have that many aircraft that are really in that category to be sold, if you will, right? We usually look to sell our planes over eight years of age, and we just don't have that many of them because our average age is four.

I think the other thing to keep in mind, which I think bodes well for the sales market is that resurgence that we're starting to see in the ABS market. I think you're seeing financings get there.

At all in levels that you wouldn't see pre-COVID just because of the overall rate environment. I think that's helping to make some of the math work for some of the buyers as well.

But I think to John's point, it's very much a wait and see, but I really like the fact that we have the airplanes that a lot of these buyers are looking for because they're with high-quality lessees, they're young and on long leases.

Operator: And our next question comes from Ross Harvey from Davy.

Ross Harvey: On share buybacks, you don't appear to have transacted on any of the shares in the $100 million program and into Q3. I'm wondering can you comment on that? And maybe whether or not it's related to the leverage being at 2.7x. Is that a level that you want to see come down in the coming quarters?

Gregory B. Willis: I'll take this one. It's Greg. It has nothing to do with where our leverage is currently. I think the leverage is where it is, as I mentioned in my prepared remarks, due to our elevated liquidity position. And on a net basis, net of cash, it's at 2.4x. So, we really had the availability to do so. We just haven't disclosed what level we're willing to acquire stock back at. And of course, we won't do that.

But suffice to say, there's been plenty of opportunities, and we study it regularly as to what the best uses are for us to deploy capital into: buying back stock, raising dividend, buying from the OEMs or doing the sale-leaseback transactions. But you kind of have to trust enough that we're running the math and we're making the right decisions along the way.

Ross Harvey: That makes sense. And one follow-up maybe on the aircraft values. I mean notwithstanding that you said, Greg, a lot of your lessees on cash accounting and repaying some levels. And Steve obviously mentioned the downgauging trend among widebodies and the improving supply/demand balance. I'm just wondering is there a risk that the lease restructuring that you're discussing, would they trigger any impairment reviews in the widebody current tech section of your fleet?

Gregory B. Willis: Yes. I think it's important to note that only 7% of our fleet is on a cash basis. And I think we've noted in prior calls, we've not had exposure to the major airline bankruptcies that we've seen hit the industry. So, I think we've done very well from a credit perspective, not to name individual names. But I think if you look at our fleet relative to a lot of our peers, we have far fewer bankrupt carriers in our fleet.

So, I think it's important to look through that lens as well. But all in all, I think we're in a pretty strong position, and it doesn't surprise me that we haven't taken impairment charges. We have a four-year old fleet that's under GAAP, it's an undiscounted cash flow test. And as you would expect, there's a lot of cash flows that support the values of the airplanes on our balance sheet.

Operator: And we have a follow-up question from Ron Epstein from Bank of America.

Ronald Epstein: Okay. And just maybe just a couple of more detailed questions. When you look out over the next four quarters, are there any customers that are potentially at risk of not taking deliveries?

John L. Plueger: Well, I mean...

Steven F. Udvar-Házy: We have not -- we don't have any indication at this point, Ron, that an airline that has a contractual commitment to take a new plane this year, is not going to take it. Now in trying to look at the crystal ball, if we don't have a reasonable degree of recovery as we go into the summer, as John emphasized, the summer is going to be crucial. You could, I'm not saying this is going to happen, you could have an airline come to us and say: “Steve, John, Greg, we have an airplane that we're supposed to take say, midyear this year. We'd rather not take it. We don't really have the full need for it, but could we get some kind of a concession for the first six months or something at a slightly reduced lease rate, and then we'll make it up over the following six months.”

In other words, a lease that is maybe $100 a month. The airline will say, "Well, I'll give you $90 a month for six months, and then I'll pay you $110 a month for the following six months." That kind of a scenario request is probably a higher probability. If an airline doesn't really see recovery. Then just outright saying we're going to renege on our contracts to take the plane from ALC. That is more difficult to see at this stage.

But even in the current environment that we're in, I doubt that there will be any airlines asking for what I just described, but there could be exceptions, but it would be certainly be a very small number of airplanes that would be subjected to that type of a request.

John L. Plueger: Yes. Ron, I'll just be very straightforward here. I'm more concerned today that the tariff situation gets solved vis-à-vis the imposition of tariffs on Boeing aircraft going into Europe. Air Lease -- Europe is our second largest marketplace behind Asia. And so, the factors that Steve cites as to the airline's willingness to take so far looks pretty good across all. But the one handicap we're going to have is for any deliveries, whether they be on the 737-8 or 9 or the 787, just to give an example, we've had a 787 that was supposed to go to LOT in Poland last year. It still hasn't delivered.

So, I'm actually more concerned from the tariff situation than I am from a customer receptivity or ability to take because none of these airlines, the airline is technically the importer and so the import tax is assessed directly on the airlines. And no airline is going to take that these days. And I think the Boeing company knows it, and we know it. Now are we going to take that risk.

So frankly, it's actually on the European side, the bigger risk is with what happens with tariffs. And the need for both governments, both in the EU and the U.S., to get to a quick place to eliminate both sides of those tariffs, whether it's permanently or temporarily until things are sorted out or whatever, that's actually a bigger factor that I look at this year over the next several months, especially.

Steven F. Udvar-Házy: Yes, that's the biggest impediment, Ron, to delivering aircraft in Europe because no airline is going to want to pay 15% duty because they're not the guilty ones. It was Airbus and Boeing that had various kinds of subsidies and government assistance in their various programs. And so both sides are pointing fingers at each other, but the airlines and the leasing companies cannot be the victims. They're not the perpetrators of these various subsidies and other things that the two sides are accusing each other of.

So, John is right. Commercially is not where we see the problem. It's only the tariff that could be a barrier to the export of these aircraft to Europe.

Ronald Epstein: Got it. And then maybe just one more detail. When we think about your collections or revenue, however you want to frame it. What percentage is on cash accounting now? Because I mean, you've got -- I mean, some customers, like, for example, Malaysian, they're in pretty tough shape. I mean, are they on cash accounting? I mean, how do I think about who is on cash accounting and who's not and how you think about it?

Steven F. Udvar-Házy: Malaysia is paying us. They're totally up to date. There's no problem with Malaysia. But Greg, you can answer it.

Gregory B. Willis: Yes. We have about -- we disclosed in the K, there's roughly 7% of our fleet is subject to cash accounting. And as you expect, most of those customers are in some form of reorganization. You have to remember, a good part of our underwriting requirements or criteria that we focus on having cash reserves in large security packages. So we have a lot of runway with our customers, more so than maybe some of our competitors. But right now, it's only 7%.

All in, if you look at cash basis, as I mentioned in my prepared remarks, plus the restructurings, it's less than 5% of revenue. So, I think we've been navigating a very tough situation as best you could.

Operator: I would now like to turn the call back over to Mary Liz DePalma for closing remarks.

Mary Liz DePalma: Okay. Well, thank you, everyone. That concludes our call for today. We will look forward to speaking with you again after the conclusion of the first quarter. And Justin, thank you so much. You can now disconnect the line.

Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.